September 17, 1999



Office of the Chief Accountant -
     SECPS Letter File
Mail Stop 9-5
Securities and  Exchange Commission
450  Fifth Street, N.W.
Washington, D.C. 20549


RE:  American Bingo and Gaming Corp
     File Ref. No. 1-13530

We were previously the principal accountant for American Bingo and Gaming Corp and, under the date of February 12, 1999, we reported on the consolidated financial statements of American Bingo and Gaming Corp and subsidiaries as of December 31, 1998, and for the years ended December 31, 1998 and 1997. On September 17, 1999, our appointment as principal accountant was terminated. We have read American Bingo and Gaming Corp's statements included under Item 4 of its Form 8-K dated September 13, 1999 and we agree with such statements.


Yours  truly,


/s/  King  Griffin  &  Adamson  P.C.
-----------------------------------
King  Griffin  &  Adamson  P.C.



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